Exhibit 99.1

News Release

MEDIA CONTACTS:	Telkonet Investor Relations
414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet, Inc. Reports Continued Strong Results for its 3rd Quarter Ended September 30, 2011

Teleconference and Webcast to be Held Today at 4:30 PM ET

November 7, 2011: Milwaukee, WI – Telkonet, Inc. (OTC BB: TKOI.OB, the “Company”), developer of the revolutionary EcoSmart energy management platform is pleased to announce that in reporting its financial results for the third quarter ended September 30, 2011, the Company posts its third consecutive quarter of positive operating results for the first time in its history.

Telkonet’s President and Chief Executive Officer, Jason Tienor, said, “We’re very pleased to be reporting our third consecutive quarter of profitability – a milestone for the company. Our revolutionary EcoSmart energy management platform and our industry-leading EthoStream high speed Internet access division continue to gain visibility and market share.  Our cash position has improved over three hundred percent, expenses have been reduced by almost twenty percent and our operating margins remain at historically high levels.  With the tremendous opportunities we’re developing in the military, hospitality, education, and commercial markets for our proprietary technologies, we continue to strengthen our brand and position ourselves for sustainable growth and profitability.”

Financial Results for the Third Quarter Ended September 30, 2011

•	Revenue of $2.8 million, a decrease of 7% when compared to $3.0 million for the quarter ended September 30, 2010.

•	Gross margins of 54% for the quarter ended September 30, 2011, an increase of 2% compared to 52% for the quarter ended September 30, 2010.

•	Operating income increased 230% to $0.04 million for the quarter ended September 30, 2011 compared to an operating loss of ($.03 million) for the quarter ended September 30, 2010.

•	Net income increased 101% to $.03 million for the quarter ended September 30, 2011 compared to a net loss of ($2.2 million) for the quarter ended September 30, 2010.

10200 W. Innovation Dr., Suite 300 • Milwaukee, Wisconsin 53226 • Phone: 414.223.0473 • Fax: 414.258.8307 • www.telkonet.com

News Release

•
Positive adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP measure, of approximately $0.2 million and $0.1 million for the quarters ended September 30, 2011 and 2010, respectively.

Nine Month Financial Results

•	Revenue of $8.2 million, a decrease of 5% compared to $8.6 million in the nine months ended September 30, 2010.
•	Gross margins of 56% for the nine months ended September 30, 2011; an increase of 1%, compared to 55% for the nine months ended September 30, 2010.

•	Operating income increased 160% to $0.3 million compared to an operating loss of ($0.5 million) for the nine months ended September 30, 2010, an improvement of $.8 million.

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Net income increased 145% to $1.1 million, or $0.01 per share, compared to an operating loss of ($2.4 million), or ($0.02) per share, for the nine months ended September 30, 2010, an improvement of $3.5 million.

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Positive adjusted EBITDA of approximately $0.7 million for the nine months ended September 30, 2011, an improvement of $0.8 million compared to a negative adjusted EBITDA of ($0.1 million) for the nine months ended September 30, 2010.

•	Reported $1.2 million in cash and cash equivalents at September 30, 2011 compared to $0.3 million at September 30, 2010.

Teleconference	and Webcast

The Company will host a teleconference and webcast today to discuss the results with the financial community.

Time: 4:30pm ET
Investor Dial-in (Toll Free): (877) 407-0782
Investor Dial-in (International): (201) 689-8567
Live Webcast: http://www.investorcalendar.com/IC/CEPage.asp?ID=166342

A replay of the teleconference will be available until November 21st, 2011, which can be accessed by dialing (877) 660-6853 if calling within the United States or (201) 612-7415, if calling internationally.  Please enter account #286 and conference ID #381948 to access the replay.

NON-GAAP Financial Measures
To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act attached to this news release, Telkonet will post to the company’s investor relations web site (www.telkonet.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s financial results.

10200 W. Innovation Dr., Suite 300 • Milwaukee, Wisconsin 53226 • Phone: 414.223.0473 • Fax: 414.258.8307 • www.telkonet.com

News Release

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base their evaluation of the Company’s performance based on the Company’s net income (loss) and not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net income (loss), income (loss) from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. In assessing the overall health of its business during the quarters ended September 30, 2011 and 2010, the Company excluded items in the following general categories, each of which are described below:

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Gain (Loss) on Derivative Liability. The Company has historically recorded non-cash gains and losses on the fair value of its derivative liabilities that arose from the sale of the Convertible Debentures in May and July 2008. These Debentures have embedded derivatives and the accounting treatment of derivative financial instruments requires that the Company record all derivatives and related warrants, and classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. The Company considers this a financing transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

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Stock-Based Compensation. The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to previous periods.

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Gain (Loss) on Disposal of Fixed Assets:  In the first quarter of 2011, the Company recorded the disposal of a company vehicle. The Company considered this a one-time transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

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Gain on Sale of Assets: In the first quarter of 2011, the Company sold its Series 5 Power Line Carrier product line and related business assets.   The Company considered this a one-time transaction, and it is not an indication of current or future operating performance. Therefore, the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

10200 W. Innovation Dr., Suite 300 • Milwaukee, Wisconsin 53226 • Phone: 414.223.0473 • Fax: 414.258.8307 • www.telkonet.com

News Release

The non-GAAP financial measure described above, and used in this press release, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure. In addition, as noted above, the Company evaluates the non-GAAP financial measure together with the most directly comparable GAAP financial information.

ABOUT TELKONET
Telkonet is a leading energy management technology provider offering hardware, software and services to commercial customers worldwide.  The EcoCentral platform, in conjunction with the EcoSmart suite of products, provides comprehensive savings, management and reporting of a building’s energy consumption. Telkonet’s energy management products are installed in properties within the Hospitality, Military, Education, and Healthcare markets to reduce energy consumption and carbon footprints, helping to eliminate the need for new energy generation. For more information, please visit www.telkonet.com.

For news updates as they happen, follow @Telkonet on Twitter and become a fan on Facebook HERE!

ABOUT ETHOSTREAM
EthoStream is one of the largest public High-Speed Internet Access (HSIA) providers in the world, providing services to more than 4.2 million users monthly across a network of greater than 2,300 locations.  EthoStream’s EGS line of public-access gateway servers provides real-time monitoring and management of guest-access networks while its 24/7 support center is known for the highest levels of quality and service.  With a wide range of product and service offerings and one of the most comprehensive management platforms available for HSIA networks, EthoStream offers solutions for any public access location. For more information, please visit www.ethostream.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

All company, brand or product names are registered trademarks or trademarks of their respective holders.

10200 W. Innovation Dr., Suite 300 • Milwaukee, Wisconsin 53226 • Phone: 414.223.0473 • Fax: 414.258.8307 • www.telkonet.com

News Release

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$33,075	$(2,182,356)	$1,128,742	$(2.370,657)

Financing expense, net	11,254	147,159	201,660	471,452
Depreciation and amortization	89,880	55,074	255,060	213,274

EBITDA attributed to Telkonet segment	134,209	(1,980,123)	1,585,462	(1,685,931)
Adjustments:
(Gain) loss on disposal of fixed assets	-	3,524	(2,165)	104,268
(Gain) loss on derivative liability		2,001,698	(172,477)	1,304,905
(Gain) loss on asset sale		-	(829,296)	-
Stock based compensation	36,155	66,410	132,643	154,591

Adjusted EBITDA	$170,364	$91,509	$714,167	$(122,167)

10200 W. Innovation Dr., Suite 300 • Milwaukee, Wisconsin 53226 • Phone: 414.223.0473 • Fax: 414.258.8307 • www.telkonet.com

News Release

TELKONET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues, net
Product	$1,632,160	$1,817,391	$4,760,120	$5,354,128
Recurring	1,162,559	1,194,856	3,445,234	3,267,884
Total Revenue	2,794,719	3,012,247	8,205,354	8,622,012

Cost of Sales:
Product	1,002,816	1,103,029	2,728,980	2,857,260
Recurring	294,846	349,203	849,962	981,110
Total Cost of Sales	1,297,662	1,452,232	3,578,942	3,838,370

Gross Profit	1,497,057	1,560,015	4,626,412	4,783,642

Operating Expenses:
Research and Development	197,674	251,259	568,992	781,159
Selling, General and Administrative	1,165,174	1,283,657	3,475,896	4,279,241
Depreciation and Amortization	89,880	55,074	255,060	213,274
Total Operating Expense	1,452,728	1,589,990	4,299,948	5,273,674

Income (Loss) from Operations	44,329	(29,975)	326,464	(490,032)

Other Income (Expenses):
Financing Expense, net	(11,254)	(147,159)	(201,660)	(471,452)
Gain on Derivative Liability	-	(2,001,698)	172,477	(1,304,905)
Gain on Sale of Asset	-	-	829,296	-
(Loss) on Disposal of Fixed Asset	-	(3,524)	2,165	(104,268)
Total Other Income	(11,254)	(2,152,381)	802,278	(1,880,625)

Income (Loss) Before Provision for Income Taxes	33,075	(2,182,356)	1,128,742	(2,370,657)

Provision for Income Taxes	-	-	-	-

Net Income (Loss)	$33,075	$(2,182,356)	$1,128,742	$(2,370,657)

Accretion of preferred dividends and discount	(194,324)	(80,285)	(508,191)	(158,745)
Net income (loss) attributable to common stockholders ststockholders shareholders	$(161,249)	$(2,262,641)	$620,551	$(2,529,402)
Net Income (Loss) per share:

Net Income (Loss) per share-basic	$0.00	$(0.02)	$0.01	$(0.02)
Net Income (Loss) per share-diluted	$0.00	$(0.02)	$0.01	$(0.02)
Weighted Average Common Shares Outstanding – basic	102,970,585	98,947,412	101,914,800	97,387,490
Weighted Average Common Shares Outstanding – diluted	104,399,613	98,947,412	103,343,829	97,387,490

10200 W. Innovation Dr., Suite 300 • Milwaukee, Wisconsin 53226 • Phone: 414.223.0473 • Fax: 414.258.8307 • www.telkonet.com